Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-136219, 333-200968, and 333-208577, and 333-226578) pertaining to the Cirrus Logic, Inc. 2006 Stock Incentive Plan and the Cirrus Logic, Inc. 2018 Long Term Incentive Plan of our reports dated May 24, 2019, with respect to the consolidated financial statements of Cirrus Logic, Inc., and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended March 30, 2019.

/s/ Ernst & Young LLP
Austin, Texas
May 24, 2019